Constitution Mining Updates Purchase
of Seabridge Gold’s Nevada Projects

Lima, Peru – July 14, 2010 – Constitution Mining Corp. (CMIN.OB) reports that the Company has paid Seabridge Gold Inc. (SA: NYSE.AMEX) US$302,260 to cover the Bureau of Land Management property fees (“BLM Fees”) related to 30 gold properties consisting of approximately 2,141 claims which are primarily located in the heart of Nevada's prolific Walker Lane gold belt. The Company intends to acquire these claims pursuant to an Asset Purchase Agreement entered into between the parties on April 1, 2010.  The BLM Fees paid by the Company will not be credited against the transaction’s purchase price.

The most advanced project in the 30-property package of mineral claims we are seeking to acquire is the Castle Black Rock gold project in Esmeralda county, which has an NI-43-101-compliant gold resource of 215,000 ounces in the measured and indicated categories (12.38 million tonnes grading 0.54 gram of gold per tonne) and 93,000 ounces in the inferred category (7.95 million tonnes grading 0.37 gram of gold per tonne).  For further information, see Seabridge Gold's Oct. 10, 2000, news release – http://www.seabridgegold.net/resources.php.  The Company cautions that it has not verified or confirmed the accuracy of this gold resource estimate that was prepared at the direction of Seabridge in October 2000.  Provided the Company is successful in acquiring these mineral claims, it intends to confirm the accuracy of these resource estimates.

The Walker Lane region of Nevada is home to several world-class gold deposits, including Round Mountain, which has produced more than 10 million ounces of gold. Additional mines in this geographical region include Gold Hill (produced 4.5 million ounces of gold), Paradise Peak (produced more than 1.6 million ounces of gold) and the Bullfrog Mine (produced 3.5 million ounces of gold). Nevada is currently the world’s 4th largest gold producing region in the world, following China, South Africa and Australia.

Additionally, the Company reports that it has entered into an amendment to the Asset Purchase Agreement with Seabridge Gold that includes an extension of the termination date of the Asset Purchase Agreement to September 30th, 2010.

Constitution Mining CEO, Dr. Michael Stocker stated, “We are pleased to be making progress with respect to the Nevada gold deal with Seabridge. We anticipate that the successful acquisition of these properties will result in an immediately measureable level of Nevada-based gold to anchor our company’s future growth – with the potential for additional of ounces to be uncovered.”

The closing of the Transaction is subject to certain conditions, including, but not limited to: (1) Seabridge obtaining certain authorizations, approvals and consents necessary to transfer the assets to the Company, (2) the accuracy of the parties’ representations and warranties, and (3) material performance of all of the agreements and obligations of the parties.

Dr. Stocker continued, “I am also pleased to report that at the Company’s Gold Sands project in north-eastern, Peru, things are going very well. Our current 100-hole drill program is well underway and we hope to, over the coming days, have some additional news out of Peru.”

About Seabridge Gold Inc.

Seabridge holds a 100% interest in several North American gold resource projects. The Company’s principal assets are the KSM property located near Stewart, British Columbia, Canada and the Courageous Lake gold project located in Canada’s Northwest Territories. For a breakdown of Seabridge’s mineral resources by project and resource category please visit the Company’s website at http://www.seabridgegold.net/resources.php.

About Constitution Mining Corp.

The Company's goal is to locate large-scale commercially viable gold deposits and continuously increase the amount of gold underlying its outstanding shares. The Company is interested primarily in geographical areas that are home to several significant proven gold deposits, including highly prospective districts likely to hold further large deposits.

Peru

The first and most active project is in the Gold Sands region of Peru - laid down by eons of alluvial erosion. For millions of years, the waters of the Santiago and the Maranon rivers have been carving their way through the gold-rich mountain canyons of the Andes, carrying off vast amounts of gold and depositing it in the loose gravels and sands - Gold Sands - in the area the Company now controls.

Results from test holes drilled during CMIN's 26-hole Phase I exploratory drill program indicates a potential presence of significant alluvial gold. The Company is now actively engaged in conducting a Phase II drill program focused on grid drilling a 2.5 square kilometer region. While the results received from the Phase I drill program and the preliminary results of the Phase II 100-hole drill program are highly favorable, further results are needed to determine the full feasibility of the project.

The full implementation of these programs will require the Company to secure additional financing.

Nevada

On April 1st, 2010 CMIN executed a definitive and binding Asset Purchase Agreement with Seabridge Gold Inc. to acquire 30 Nevada-based gold projects comprised of 2,141 claims, primarily located in the heart of Nevada's prolific Walker Lane gold belt.

The closing of the Agreement, which is anticipated to occur on or before September 30th, 2010, is subject to certain conditions, including, but not limited to: (1) Seabridge obtaining certain authorizations, approvals and consents necessary to transfer the assets to the Company; (2) the accuracy of the parties' representations and warranties; and (3) material performance of all of the agreements and obligations of the parties.

Further information about Constitution Mining Corp may be found at:
www.ConstitutionMining.com

On behalf of the Board;

Dr. Michael Stocker - CEO
Constitution Mining Corp. (CMIN.OB)

Investor Inquiries:

Toll Free: 888-906-5656
Direct Dial: +41 (0) 71 791 0080
Email: Info@ConstitutionMining.com

Further information about Constitution Mining Corp may be found at:
www.ConstitutionMining.com

Disclaimer

This release contains forward-looking statements that are based on beliefs of Constitution Mining Corp. management and reflect Constitution Mining Corp’s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities and Exchange Act of 1934, as amended. When we use  in this release, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect,” “plan,” “predict,” “may,” “should,” “will,” “can,” the negative of these words , or such other variations thereon, or comparable terminology, are all intended to identify forward looking statements. Such statements reflect the current views of Constitution Mining Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance , or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements. The information contained in this press release is historical in nature, has not been updated, and is current only to the date shown in this press release. This information may no longer be accurate and therefore you should not rely on the information contained in this press release. To the extent permitted by law,   Constitution Mining Corp. and  its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission.